EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors
Dynamics Research Corporation:

We consent to the use of our report dated March 26, 2003, with respect to the consolidated balance sheets of Dynamics Research Corporation and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference in this Registration Statement on Form S-8.

/s/ KPMG LLP

Boston, Massachusetts
October 24, 2003